                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-46490

       Pricing Supplement dated January 26, 2001 to Prospectus Supplement dated January 23, 2001 and Prospectus dated January 23, 2001

                                  $150,000,000
                        MCCORMICK & COMPANY, INCORPORATED
                         MEDIUM-TERM NOTES - FIXED RATE
                              CUSIP NO. 57978X AA 3
                                 ---------------

                                 TERMS OF NOTES


Aggregate Principal Amount:  $150,000,000                         Optional Redemption:  |X|  Yes    |_|  No
                                                                  -        Initial Redemption Date:  *
Interest Rate:  6.40%                                             -        Initial Redemption Percentage:
                                                                  -        Annual Redemption Percentage Reduction:
Original Issue Date: January 31, 2001
                                                                  Optional Repayment: |_|  Yes     |X|  No
Stated Maturity Date:  February 1, 2006                           -        Optional Repayment Date(s):
                                                                  -        Optional Repayment Price: _____%
Interest Payment Dates: February 1 and August 1,
commencing on August 1, 2001                                      Original Issue Discount:  |_|  Yes  |X|  No
                                                                  -        Total Amount of OID:
Original Issue Price: 99.801%                                     -        Yield to Maturity:
                                                                  -        Initial Accrual Period:
Net Proceeds to Issuer after Underwriting
Discount:  $148,801,500                                           Form: |X|  Book-Entry      |_|  Certificated

Specified Currency: U.S. Dollars                                  Defeasance:  |X|  Yes    |_|  No

Exchange Rate Agent: None                                         Covenant Defeasance : |X|Yes    |_|  No

Option to Receive Payments in Specified Currency other            Sinking Fund: |_|  Yes    |X|  No
than U.S. Dollars: None
                                                                  Other Provisions:  *See the redemption
Minimum Denomination (Applicable if Specified Currency            provisions on the reverse hereof.
is other than U.S. Dollars): N/A
                                                                  Underwriting:  See "Underwriters" on the
                                                                  reverse hereof.

                                 ---------------

         The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the Note. If the Note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the attached prospectus dated January 23, 2001 and prospectus supplement dated January 23, 2001 for additional information about the Note being purchased.

                                 ---------------

   BOOK MANAGER                                          JOINT LEAD MANAGER
GOLDMAN, SACHS & CO.                              BANC OF AMERICA SECURITIES LLC

CREDIT SUISSE FIRST BOSTON
                          SUNTRUST EQUITABLE SECURITIES
                                                       WACHOVIA SECURITIES, INC.

REDEMPTION OF NOTES:

         The Notes will be subject to redemption at the option of McCormick & Company, Incorporated (the "Company") at any time, in whole or from time to time in part, at the Make-Whole Price (as defined below), on notice given no more than 60 nor less than 30 calendar days prior to the date of redemption. "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in the case of both (i) and
(ii), accrued and unpaid interest to the date of redemption. Unless the Company defaults in payment of the Make-Whole Price, on and after the date of redemption, interest will cease to accrue on the Notes to be redeemed.

         "Business Day" means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

         "Comparable Treasury Price" means, with respect to any date of redemption, (i) the average of five Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee (as defined below) obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

         "Reference Treasury Dealer" means (i) Goldman, Sachs & Co. and Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers the Company selects.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

         "Treasury Rate" means, with respect to any date of redemption, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third Business Day preceding the date of redemption.

         Notwithstanding Section 11.4 of the Indenture, dated as of December 5, 2000, between the Company and SunTrust Bank, as trustee (the "Trustee"), the notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company shall notify the

Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation.

UNDERWRITING:

Under the terms and subject to the conditions contained in the Distribution Agreement dated January 23, 2001 and a Terms Agreement dated January 26, 2001, the underwriters named below have severally agreed to purchase from us the following principal amount of the Notes:


UNDERWRITERS                                                                         PRINCIPAL AMOUNT OF THE NOTES
------------                                                                         -----------------------------
Goldman, Sachs & Co.............................................................               $85,500,000
Banc of America Securities LLC..................................................                37,500,000
Credit Suisse First Boston Corporation..........................................                 9,000,000
SunTrust Equitable Securities, Inc..............................................                 9,000,000
Wachovia Securities, Inc........................................................                 9,000,000
                                                                                              ------------
                  Total.........................................................              $150,000,000


The following table summarizes the discount to be received by the underwriters, and the proceeds we will receive, in connection with the sale of the Notes:

                                                                               PER NOTE                  TOTAL
                                                                               --------             ---------------
Public Offering Price..........................................                 99.801%             $   149,701,500
Underwriting Discount..........................................                  0.600%             $       900,000
Proceeds to the Company (before expenses)......................                 99.201%             $   148,801,500


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